June 7, 2018
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re: Registration Statement on Form S-8 Relating to the 2018 Equity Incentive Plan of Tech Data Corporation
Dear Commissioners:
I am the Chief Legal Officer of Tech Data Corporation, a Florida corporation (the “Registrant”), and I have represented the Registrant in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed today with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of an aggregate of 2,000,000 shares of the Registrant’s common stock, par value $.0015 per share (“Common Shares”), which may be issued under the 2018 Equity Incentive Plan of Tech Data Corporation (the “Plan”).
In connection with this letter, I or members of my staff have examined the originals or copies certified or otherwise identified to my satisfaction of the Registration Statement, the Registrant’s Articles of Incorporation, as amended, the Registrant’s By-Laws, as amended, and such other corporate documents, records, certificates, agreements, or other instruments relating to the Registrant and have made such other inquiries, all as I deemed necessary to enable me to render the opinions expressed below.
As to various questions of fact material to my opinion, I have relied without independent investigation on statements or certificates of officials and representatives of the Registrant, the Department of State of the State of Florida and others. In all such examinations, we have assumed the genuineness of all signatures on original and certified documents, and the conformity to original and certified documents of all copies submitted to us as conformed, photostatic or other exact copies.
I express no opinion as to the laws of any jurisdiction other than the State of Florida and United States federal law.
Based upon the foregoing, and subject to qualifications contained herein, I am of the opinion that the Common Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable when the following events shall have occurred:
(i) the S-8 Registration Statement shall have become effective in accordance with the Securities Act of 1933, as amended;
(ii) the consideration specified in the Plan and in the instrument of grant covering equity granted under the Plan shall have been received; and
(iii) the certificates representing shares granted under the Plan, when and if required, shall have been duly executed, counter-signed and issued by or on behalf of the Registrant.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and the reference to me in Item 5 of the Registration Statement without admitting that I am an “expert” within the meaning of the Act, or other rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

TECH DATA CORPORATION
/s/David R. Vetter
David R. Vetter
Chief Legal Officer